United States securities and exchange commission logo





                      March 20, 2024

       Cindy Tang
       Chief Financial Officer
       51Talk Online Education Group
       24 Raffles Place #17-04 Clifford Centre
       Singapore 048621

                                                        Re: 51Talk Online
Education Group
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-37790

       Dear Cindy Tang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Yilin Xu, Esq.